EXHIBIT 99.1

Change in Date of Annual Meeting of Ciprico Inc. Shareholders

MINNEAPOLIS—(BUSINESS WIRE)—May 19, 2005—Ciprico Inc.(NASDAQ:CPCI) announced today that the Company’s Annual Meeting of the Shareholders scheduled for Thursday, May 19, 2005, at 3:30 p.m. (CDT) was adjourned until Thursday, May 26, 2005 because a quorum was not present. The meeting, as adjourned, will be reconvened at 3:30 p.m. (CDT), at Ciprico’s corporate headquarters located at 17400 Medina Road, Plymouth, Minnesota.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the broadcast and entertainment, military and government, and medical imaging markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

Contact:

Monte S. Johnson

Interim Chief Financial Officer

(763) 551-4000